Exhibit 99
PRESS RELEASE

For Release:	August 1, 2007
Nasdaq:	MFNC
Contact:	Investor Relations at (888) 343-8147
Website:	www.bankmbank.com
MBANK AGREES TO SELL ITS RIPLEY BRANCH
(Manistique, Michigan) — On July 27, 2007, mBank, an FDIC insured bank wholly owned by Mackinac Financial Corporation (Nasdaq: MFNC), entered into a definitive Purchase and Assumption Agreement with The Miners State Bank of Iron River, Michigan, for the sale of mBank’s branch in Ripley.
The Asset Purchase and Assumption Agreement calls for Miners State Bank of Iron River, Michigan to purchase the branch building and assume approximately $10,800,000 of deposits associated with mBank’s branch in Ripley. mBank will retain the loans associated with the branch. The transaction is subject to regulatory approval and is expected to close in the fourth quarter of 2007.
Kelly W. George, President and CEO of mBank said, “We entered into this transaction after much deliberation. We are exiting this market because of our concern for the long term growth prospects, staffing considerations, and the relatively high costs associated with raising deposits in this branch. We are reviewing other potential opportunities to deploy assets into more of the commercial hub communities within the Upper Peninsula, which better fits our overall strategic direction. The economics of the deal made sense from both companies’ perspectives and provided an adequate overall price on this facility for the shareholders of MFNC.”
Paul D. Tobias, Chairman of MFNC, commented “The sale of the Ripley branch office is in line with our overall strategic plan, which focuses on market potential for core deposit and loan growth in order to maximize shareholder value. We continuously evaluate all of our markets and the performance of branch offices in order to determine if we are efficiently allocating our capital resources.”
Mackinac Financial Corporation is a registered bank holding company which owns mBank. The Bank has 13 offices; nine in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses; as well as checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, and direct and indirect consumer financing.